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                                      AGREEMENT


EFFECTIVE DATE:  November 1, 1995


PARTIES:

    Datakey, Inc.
    407 West Travelers Trail
    Burnsville, Minnesota  55337-2554                  ("Datakey" or "Company")

    Gary R. Holland
    6312 Indian Hills Road
    Edina, Minnesota  55439                                         ("Holland")


RECITALS:

    A. Datakey is a public company engaged in the business of designing, manufacturing and marketing portable-memory-based systems, subsystems and custom designed components for security-driven markets;

    B. Holland has unique experience, skill and expertise in the management of public and private companies and in the development of business strategies; and

    C. Datakey is desirous of appointing Holland to its Board of Directors as its Chairman of the Board and having Holland provide certain consulting services, and Holland is desirous of serving as Datakey's Chairman of the Board and providing such consulting services to Datakey, subject to the terms and conditions set forth herein.

AGREEMENT:

    In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    1. DIRECTORSHIP. On the assumption that the terms and conditions of this Agreement are acceptable to Holland and the Agreement has been signed by the parties hereto, the Board of Directors will appoint Holland to serve on the Board of Directors of Datakey as its Chairman of the Board and to serve on all Board committees. The Company will include Holland on its list of director nominees in Datakey's 1996 Proxy and Proxy Statement for election at the annual shareholders' meeting expected to be held in May 1996. If elected by the shareholders, Holland will serve as a director of the Company at least until

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the 1997 annual meeting.  Thereafter, Holland's service on the Board will depend on the annual submission by Datakey of his name to the shareholders of Datakey as a director nominee and his election by the shareholders.

    2.   CONSULTING.

    a. SERVICES. Holland shall use his best efforts to assist Datakey as follows:

              i.   analyze its current business and business opportunities;
              ii.  develop a 1996 plan;
              iii. analyze personnel needs;
              iv. assess desirability of Datakey continuing to be a stand-alone Company;
              v.   address strategic partnering issues; and
              vi.  as may be directed by the Board of Directors.

         In performing such services, Consultant will be responsible to and report to Datakey's Board of Directors.

         b. TERM. Subject to the termination provisions of Section 10 of this Agreement, Holland's consulting services shall commence as of November 1, 1995, and shall continue through October 31, 1996. The continuation of its consulting services after October 31, 1996 is subject to the mutual written agreement of both parties. If either party should desire to renew this relationship, such party shall give the other party written notice of such desire at least thirty (30) days prior to the end of the term of this Agreement.

         c. TIME. Holland shall provide his consulting services to Datakey for a minimum of six (6) days per four (4) week period. The four-week period shall begin on the effective date of this agreement and shall continue for thirteen (13) equal four week periods, or until the Agreement is terminated. All time which Holland spends on company matters as a director will be accrued as a part of his consulting time commitment.

         d. COMPANY POLICIES. Holland shall abide by all policies of Datakey as such policies may be amended from time to time by Datakey.

         e. USE OF DATAKEY'S NAME. Holland shall not use the name of Datakey or any other similar name or any trademark, tradename or service mark of Datakey which may in any way result in confusion or lead a third party to believe that Datakey and Holland are not separate and distinct entities.

         f. LAWS AND REGULATIONS. Holland shall conform to all applicable laws and regulations and to the highest business ethics in performing his obligations in accordance with the terms of this Agreement.

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    3.   CASH COMPENSATION.

         a. AS A DIRECTOR. If Holland is receiving compensation as a director pursuant to Section 3b below, he will receive no directors' fees. If Holland's consulting services are discontinued and he continues to serve as a director, he will receive the fees then being paid to the other directors which is currently $1,000 for each directors' meeting attended, $500 for each committee meeting attended, and an annual retainer of $2,500.

         b. FOR CONSULTING SERVICES. Datakey will pay Holland $100,000 for the term of the Agreement, payable in twelve monthly installments beginning on December 1, 1995 and ending on December 1, 1996. The Company shall have the right to withhold taxes from such payments if it believes it is legally obligated to do so. The Company agrees to reimburse Holland for all reasonable expenses incurred by Holland in performing his services hereunder; provided that such expenses in excess of $500 in any given month are preapproved by the Company, all expenses incurred will be properly accounted for in accordance with the policies and procedures established by the Company.

    4.   STOCK OPTIONS.

         a. AS A DIRECTOR. Upon Holland's appointment to Datakey's Board of Directors In November 1995, he will receive a non-qualified stock option for 15,000 shares as evidenced by a stock option agreement in the form of agreement attached hereto as Exhibit A. The Company has recently amended its Non-Qualified Stock Option Plan providing for automatic option grants to directors which is subject to approval by the shareholders at their 1996 annual meeting. If for any reason the Amendment is not approved and the option is invalidated, the Company will grant to Holland a new option for 15,000 shares of the Company's Common Stock on the same terms, including an exercise price. Beginning in 1997 at the annual shareholders' meeting, Holland will receive additional non-qualified options for 3,000 shares, at an exercise price equal to the fair market value on the date of grant, for each year of service as a director.

         b. FOR CONSULTING SERVICES. Upon the signing of this Agreement, Holland will be granted an additional non-qualified stock option for 35,000 shares, at an exercise price equal to the closing price of Datakey's Common Stock as reported in the Over-the-Counter Market on the Nasdaq National Market System, to be evidenced by a stock option agreement in the form of the agreement attached hereto as Exhibit B.

    5. NONCOMPETITION. For so long as Holland is providing consulting services or serving as a director of Datakey, Holland shall refrain from directly or indirectly developing, selling, promoting or brokering any items which are in competition with the products that Holland worked on pursuant to the terms of this Agreement. Without limiting the generality of the foregoing sentence, this provision shall be deemed to be breached if Holland acts as an employee, agent or consultant of, independent contract, distributor or broker for, or

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shareholder, director, officer or owner of any capital interest in, any person or entity developing, manufacturing or selling such competitive items.

    6.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         a. DEFINITION. For purposes of this Agreement "Confidential Information" means any information or compilation of information, not generally known, which is proprietary to Datakey and relates to Datakey's existing or reasonably foreseeable business which is not readily disclosed by inspection of Datakey's products, including, but not limited to, trade secrets, Inventions, (as hereinafter defined) and information contained in or relating to Datakey's product designs, tolerances, manufacturing methods, processes, techniques, treatment or chemical composition of material, plant layout, tooling, marketing plans or proposals, and customer information. All information which Datakey identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Confidential Information shall also include any information disclosed by a third party under contract with Datakey which contract requires such disclosed information be kept confidential. Confidential Information shall not include information that (i) is in or enters the public domain other than through a breach of confidentiality owed to Datakey, (ii) was known to consult prior to disclosure by Datakey as demonstrated by Holland's written records or (iii) is disclosed to Holland by a third party other than through a breach of confidentiality owed to Datakey.

         b. NONDISCLOSURE. During the term of this Agreement and at all times thereafter, Holland shall hold in strictest of confidence and will never disclose, furnish, transfer, communicate, make assessable to any person or use in any way Confidential Information for Holland's own or another's benefit or permit the same to be used in competition with Datakey, nor will Holland accept any employment which would, by the nature of the position, inherently involve the use or disclosure by Holland of Confidential Information. The term "any person" as used above includes any individual who does not have written authorization from Datakey to have access to Confidential Information, including Datakey employees and other Datakey consultants. Holland will refrain from such acts and omissions which would reduce the value of the Confidential Information to Datakey.

    7.  INVENTIONS.

         a. DEFINITION. For purposes of this Agreement "Invention" means any invention, enhancement, alteration, modification, improvement, discovery, new idea, formula, process, design, trade secret or other useful technical information or know-how, whether or not shown or described in writing or whether or not copyrightable or patentable, relating to the existing or reasonably foreseeable business of Datakey.

         b. DISCLOSURE AND ASSIGNMENT. Holland agrees to promptly disclose to Datakey in writing complete information concerning all Inventions and Confidential Information made, generated, discovered, developed, conceived, perfected or first

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    reduced to practice by Holland alone or in conjunction with others, during the periods covered by this Agreement that:

              i. Relate to any subject matter pertaining to projects assigned to Holland hereunder;

              ii. Relate to or is directly or indirectly connected with the business, products, projects or Confidential Information of Datakey; or

              iii. Involve the use of any time, material or facility of Datakey.

    Holland hereby acknowledges that all said Inventions and Confidential Information shall be "work made for hire" as defined in 17 U.S.C. Section 101 (1976), as amended, and as such, shall be the exclusive property of Datakey. Holland hereby assigns to Datakey all of his/her right, title and interest in such Inventions and Confidential Information.

         c. LIMITATION OF SECTION 7.B. The provisions of Section 6.b. above shall not apply to any Invention meeting all of the following conditions:

              i.  Such Invention was developed entirely on Holland's own time;
         and

              ii. Such Invention was made without the use of any of Datakey's equipment, supplies, facility or trade secret information; and

              iii. Such Invention does not relate (A) directly to the business of Datakey or (B) to Datakey's actual or demonstrably anticipated research and development; and

              iv. Such Invention does not result from any work performed by Holland for Datakey.

         d. ASSISTANCE OF HOLLAND. Holland agrees, at Datakey's expense, to give Datakey all assistance it reasonably requires to perfect, protect, and use its rights to Inventions and Confidential Information. In particular, but without limitation, Holland agrees to sign all documents, do all things, and supply all information that Datakey may deem necessary or desirable to (i) transfer or record the transfer of Holland's entire right, title, and interest in Inventions and Confidential Information; and (ii) enable Datakey to obtain patent, copyright, or trademark protection for Inventions anywhere in the world.

         e. CONTINUING OBLIGATION AFTER TERMINATION OF AGREEMENT. The obligations of this Section 7 shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by Holland during the term hereof and shall be binding upon Holland's assigns, executors, administrators, and other legal representatives. In the event Holland is called upon to render assistance to Datakey pursuant to Section 7.d. after termination of this Agreement, Datakey shall pay Holland the compensation

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    set forth in Section 3 above and shall call upon Holland for assistance at such reasonable times so as not to interfere with Holland's employment or business. For purposes of this Agreement, any Invention or discovery relating to the business of Datakey upon which Holland files a patent application within one (1) year after termination of this Agreement shall be presumed to have been made during the term of this Agreement, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention or discovery was conceived and made by Holland following termination of this Agreement.

         f. RECORDS. Holland shall keep complete, accurate and authentic accounts, notes, data and records of all Inventions in the manner and form requested by Datakey. Such accounts, notes, data and records shall be the property of Datakey, and upon its request Holland shall promptly surrender the same to Datakey.

    8. DOCUMENTS AND TANGIBLE PROPERTY. All tangible evidence of Confidential Information or Inventions, including, without limitation, working models, records, drawings, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof which are conceived or generated by Holland or come into Holland's possession during the term of this Agreement shall be and remain the exclusive property of Datakey, and Holland agrees to return all such tangible evidence of Confidential Information and Inventions to Datakey upon termination of this Agreement or at such earlier time as Datakey may request.

    9. INDEPENDENT CONTRACTOR. Holland acknowledges that in the performance of his consulting services he is an independent contractor and is not and shall not be deemed to be an employee, joint venturer, partner, franchisee or legal representative of Datakey for any purpose whatsoever. Accordingly, Holland shall be exclusively responsible for the manner in which he performs, and for the profitability or lack thereof of, his activities under this Agreement. Holland does not have, and shall not represent himself as having, any right or authority to obligate or bind Datakey in any manner whatsoever.

    10. TERMINATION. This Agreement to provide consulting services may be terminated pursuant to any of the following provisions:

         a. NOTICE. By either party, effective thirty (30) days after delivery of written notice to the other party, with or without cause.

         b. HOLLAND CEASES TO BE A DIRECTOR. At Datakey's option, upon thirty (30) days written notice to Holland, if for any reason Holland ceases to be a director of Datakey.

         c. MUTUAL AGREEMENT. By mutual written agreement executed by both parties.

         d. DEFAULT. By either party, effective immediately upon delivery of written notice to the other party, if the other party breaches any of its obligations under this Agreement; provided that if such breach is curable, such notice shall not be

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    effective until the breaching party fails to correct such breach or default within a period of thirty (30) days after delivery of such written notice. If such breach is not curable, the Agreement shall terminate immediately upon delivery of such notice of breach.

         e. ADVERSE ACTIVITY. By Datakey effective immediately upon delivery of written notice if (i) Holland is convicted of or enters a plea of guilty or no contest to a charge of violating any law relating to Holland's business, or (ii) Holland takes any action which impairs the goodwill associated with Datakey's trademark, trade name or service mark, or makes any unauthorized use or disclosure of any Confidential Information.

    11. OBLIGATIONS UPON TERMINATION. In the event of the termination of Holland as consultant to Datakey or his services as a director of Datakey, the following provisions shall apply:

         a. DOCUMENTS AND TANGIBLE PROPERTY. All documents containing any Confidential Information or copies thereof which are conceived or generated by Holland or which come into Holland's possession during the term of this Agreement shall be returned to Datakey.

         b. PAYMENT OF COMPENSATION. Datakey's sole obligation to Holland upon expiration or proper termination of this Agreement shall be to pay compensation determined in accordance with the provisions of Section 3 hereof for services rendered prior to the expiration or termination of this Agreement. Holland hereby acknowledges that he has no right to and waives any such implied rights to any reimbursement for lost profits or income or any other loss, cost or expense resulting from expiration or termination of this Agreement in accordance with its terms.

         c. CONTINUING OBLIGATIONS. The obligations of Holland under Sections 5, 6 and 7 herein shall survive the termination of this Agreement and shall continue in full force and effect.

    12.  GENERAL PROVISIONS.

         a. SEVERABILITY AND INTERPRETATION. In the event that a provision of this Agreement is held invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

         b. NOTICES. Any notice required or permitted to be given under this Agreement shall be deemed effective when received if delivered by hand, telecopy, telex or telegram or three (3) days after depositing if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this

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    Agreement.  Such addresses may be changed by giving written notice to the other party of such different address pursuant to the provisions of this section.

         c. NONASSIGNMENT. Holland shall not assign, transfer or sell all or any part of his/her rights or obligations hereunder without the prior written consent of Datakey. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Datakey and of any permitted successors and assigns of Holland as provided above.

         d. CONTROLLING LAW AND ARBITRATION. This Agreement shall be deemed to have been made in the State of Minnesota and shall be governed by and construed in accordance with the laws of the State of Minnesota. All disputes, controversies or differences arising out of or in connection with this Agreement which cannot be settled by mutual agreement shall be finally settled by binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association then in effect. Any arbitration hereunder shall be held in Minneapolis, Minnesota.

         e. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.


    The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.



                                       /s/ Gary R. Holland
                                       Gary R. Holland



                                       DATAKEY, INC.



                                       By:  /s/ John H. Underwood
                                       John H. Underwood
                                       President and Chief Executive Officer


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